Exhibit 16(c)(6)

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                               September 12, 2002

                              Royal Precision, Inc.
                                FAIRNESS OPINION

                               September 12, 2002

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)

                                TABLE OF CONTENTS

                                                                             Tab


FAIRNESS OPINION                                                              1



ROYAL PRECISION, INC.                                                         2
            *  Description of Royal Precision, Inc.


COMPARABLE COMPANIES                                                          3
            *  Selection of Comparable Companies
            *  S&P for Comparable Companies


FINANCIAL ANALYSIS                                                            4
            *  Summary of the Financial Analysis
            *  Royal Precision, Inc. Financial Analysis
            *  Comparable Companies Financial Analysis


VALUATION OF ROYAL PRECISION, INC.                                            5
            *  Summary of the Valuation
            *  Discounted Cash Flow Valuation
            *  Discounted Cash Flow Valuation Assumptions
            *  Orderly Liquidation Valuation

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                                      TAB 1


                                FAIRNESS OPINION

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


The Harman Group
Corporate Finance, Inc.
96 East Granville Road
Worthington, Ohio 43085

                               September 12, 2002


Board of Directors
Royal Precision, Inc.
535 Migeon Avenue
Torrington, Connecticut 06790

Members of the Board:

     You have requested the opinion of The Harman Group Corporate Finance, Inc. ("The Harman Group") as to the fairness, from a financial point of view, to the common shareholders (the "Shareholders") of Royal Precision, Inc. ("Royal Precision" or the "Company"), of the consideration (the "Consideration") to be received by the Shareholders of Royal Precision Common Stock, $0.001 par value (the "Common Stock"), in the merger transaction (the "Merger") as indicated in the Agreement and Plan of Merger (the "Agreement"), draft (v4) dated September 2002, among Royal Associates, Inc. ("RA"), RA Merger Sub, Inc., a wholly owned subsidiary of RA, and Royal Precision, Inc.

     The Agreement states that each share of Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $0.10 in cash.

     The Harman Group has acted as financial advisor to the Board of Directors in connection with this transaction, for the purpose of rendering an opinion with respect to the fairness, from a financial point of view, of the consideration, to be paid in cash to the Shareholders, pursuant to the Agreement. In this capacity, we have among other things, (i) reviewed the Agreement from a financial point of view, (ii) reviewed various current and historical financial statements and information of the Company, provided by the Company and publicly available, including audited financial statements for the last five years, latest available quarterly statements, and certain other business and financial information supplied to us by the Company with respect to the Company's operating performance and condition, (iii) conducted discussions with the senior management of the Company regarding its assets and operations, business plans and strategies, past and current financial performance, financial condition and future prospects, (iv) reviewed forecasts for the Company prepared by the Company's management, (v) considered the capitalization and financial condition of the Company, (vi) considered the discounted cash flow value and orderly liquidation value of the Company, (vii) analyzed available information

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


concerning other companies whose business or businesses it believed to be generally comparable, in whole or in part, to that of the Company, and, (viii) reviewed such other materials and conducted such other investigations as we deemed appropriate.

     In our review and analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information that the Company has provided to us or which is publicly available. We have not made or obtained any independent evaluation or appraisal of the properties, facilities, assets, or liabilities (contingent or otherwise) of the Company. We have reviewed financial forecasts prepared by management. However, for our analysis we prepared our own forecast of the Company's future financial performance. We have relied upon the fact that the Company and the Board of Directors are advised by legal counsel, and we have accordingly assumed, without independent verification, that the Agreement, all other communications to the Shareholders regarding the Agreement and Per Share Purchase Price, and all public filings, are and will be accurate and complete.

     As provided for in our engagement letter dated August 28, 2002, our engagement is limited to providing an opinion as to whether the Consideration of $0.10 to be paid for the outstanding shares of the Common Stock is fair, from a financial point of view, to the holders of such Common Stock. We have not been retained to solicit other entities for purposes of a business combination with the Company, provide advice with respect to, and have not considered, any other matter, including without limitation, the legality of the Agreement, the timing, structure, negotiation or disclosure of the Agreement; the entire fairness of the transaction; or the satisfaction of the duties owed by the Board of Directors to the Shareholders.

     Our opinion is based solely upon the information set forth herein as reviewed by us and circumstances, including economic, market and financial conditions, existing as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used both in preparing this opinion and in the documents reviewed by us. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

     Subject to the foregoing and based on our analysis and upon such other factors as we deem relevant, including our assessment of general economic and market conditions, it is our opinion that as of the date hereof, the proposed Consideration of $0.10, to be paid in cash, is fair to the Shareholders, from a financial point of view.

                                        Yours truly,

                                        The Harman Group
                                        Corporate Finance, Inc.



                                        Howard P. Zitsman
                                        President

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                                      TAB 2


                              ROYAL PRECISION, INC.

                      DESCRIPTION OF ROYAL PRECISION, INC.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                      DESCRIPTION OF ROYAL PRECISION, INC.

     The following is substantially excerpted from the Royal Precision, Inc. Form 10-K filed on August 16, 2002 and August 3, 2001.

     Royal Precision, Inc. ("RP") is a holding company that conducts its business operations through its three wholly-owned subsidiaries (collectively the "Company"), which are FM Precision Golf Manufacturing Corp. ("FMP"), FM Precision Golf Sales Corp. ("FMP Sales") and Royal Grip, Inc. ("RG"). In addition, RG has a wholly-owned subsidiary, Royal Grip Headwear Company (formerly known as Roxxi, Inc., "Roxxi"). RP, FMP and FMP Sales were incorporated in Delaware on May 3, 1996 by a group of investors who acquired, through such companies, substantially all of the assets of the golf club shaft manufacturing business of Brunswick Corporation. RP acquired RG, a Nevada corporation, on August 29, 1997 (the "RG Acquisition"). As discussed in Note 1 to the consolidated financial statements, the Company disposed of the operating assets of Roxxi, a Nevada corporation, in March 1999. Results of operations for Roxxi in all periods through May 31, 1999 are reflected as discontinued operations.

PRINCIPAL PRODUCTS; MARKETS

     The Company sells two main types of products, golf club shafts and golf club grips.

     GOLF CLUB SHAFTS. The Company designs, manufactures and distributes steel golf club shafts, sales of which represented 81%, 86%, 84% and 82% of total revenues during the fiscal years ended May 31, 2002, 2001, 2000, and 1999, respectively. The Company developed and patented the "Rifle", the first modern stepless steel golf club shaft in the industry. Management believes that these shafts are the premier steel shafts available in the market today due to their patented internal and external design characteristics which result in superior performance, consistency and strength compared to other steel golf club shafts. The Company also pioneered, patented, and now licenses the technology of Frequency Coefficient Matching ("FCM") golf club shafts using an electronic analyzer. Management believes that FCM is more accurate than any other sorting method, in that it ensures identical shaft flex from club-to-club throughout a set, allowing the golfer to maintain a consistent, natural swing tempo regardless of the club chosen.

     The Company also designs and distributes graphite golf club shafts, sales of which represented 3% and .5% of total revenues during the fiscal years ended May 31, 2002 and 2001. The Company first introduced a filament wound "Rifle" Graphite shaft in February 2000. During the fiscal year ended May 31, 2001, the Company expanded its line of "Rifle" Graphite shafts to include sheet wrapped products. Management believes that these products have superior consistency properties based on the proprietary filament winding and finishing processes utilized in their manufacture that give the shafts uniform wall thickness and oscillation characteristics.

     GOLF CLUB GRIPS. The Company designs and distributes golf club grips, sales of which represented 16%, 13%, 15% and 18% of total revenues during the fiscal years ended May 31, 2002, 2001, 2000 and 1999, respectively. In 1989, RG introduced a rubber wrap golf grip that gained widespread acceptance in the golf industry and enabled RG to achieve brand name recognition. The Company currently offers a wide variety of standard and custom models, all of which management

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


believes feature durability and a distinctive feel and appearance. These grips are sold principally into the replacement market, which serves those golfers seeking to replace grips that have become worn and slick due to prolonged use.

     Sales to original equipment manufacturers ("OEMs") account for the vast majority of the Company's sales, with the remainder of the sales being made to distributors, custom club assemblers, pro shops and repair shops. The Company's products are sold by OEMs as a component of the complete golf club through a variety of channels including sporting goods stores, discount stores, mail order catalogs, pro shops and mass merchandisers.

     The Company's top ten customers during the fiscal year ended May 31, 2002, 2001 and 2000 represented 76%, 78% and 75% of total net sales, respectively. The Company's exclusive Japanese distributor is its largest customer and is the only international customer of the Company's top ten customers. The Company also has a presence in Europe, Australia, and Canada through other distributor relationships.

BACKLOG

     As of May 31, 2002, the Company had open orders from customers totaling $
5.3 million for shipment during the fiscal year ending May 31, 2003. As of May 31, 2001, the Company had open orders from customers totaling $4.0 million for shipment during the fiscal year ending May 31, 2002. Open orders as of May 31, 2000 for shipment during the fiscal year ended May 31, 2001 were $4.2 million.

COMPETITION

     The golf equipment industry is highly competitive. There are numerous companies competing in various segments of the golf equipment markets including those which manufacture and sell the golf club component parts which are shafts, grips and heads. Some of the Company's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than the Company. The Company competes primarily on the basis of product quality, product specifications and design, on-time deliveries, customer relationships and price.

     The Company competes primarily with three companies which manufacture and distribute steel golf club shafts to OEMs. The Company believes that it is the second largest producer of steel shafts, after True Temper Sports, Inc. Management believes that its worldwide market share in steel shafts is approximately 22% while True Temper's market share in steel shafts is believed to be approximately 65%. Other competitors which manufacture steel golf club shafts include Nippon Shaft Co., Ltd. and Far East Machinery Co., Ltd., both of which are located in Asia.

     The Company's principal competitors in the golf club grip market include Eaton/Golf Pride and Lamkin Corp. Management believes that its worldwide market share in golf club grips is approximately 3% while Eaton/Golf Pride's and Lamkin's market shares are believed to be approximately 56% and 20%, respectively.

     The Company competes with several companies, which manufacture and distribute graphite golf club shafts. Management believes that the largest competitors in this fragmented industry segment are Aldila, HST, and True Temper/Grafalloy with 18%, 13%, and 12% of worldwide market share, respectively.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


PRINCIPAL SUPPLIERS AND CUSTOMERS

     From January 1997 to February 2000, the Company utilized Acushnet Rubber Company ("Acushnet") as its primary supplier of golf club grips under an exclusive manufacturing and supply agreement. In May 1999, the Company and Acushnet terminated their relationship. The Company has identified several alternative manufacturers and currently purchases its grip inventory from five different suppliers. Although the Company does not have long-term supply contracts with any of these companies, management believes it has an adequate source of supply to meet its current and anticipated future customer needs. However, there can be no assurance that a disruption of supply from any of these companies will not result in the loss of sales and key customers, which would have a material adverse effect on the Company's financial condition and results of operations.

     The Company currently utilizes two manufacturers to supply its inventory of graphite golf club shafts. Management believes that there are other acceptable supply sources at comparable prices and quality. Sales of these products to date have been insignificant to the Company's financial condition and results of operations. However, there can be no assurance that a disruption of supply from either of these companies will not result in the loss of sales and key customers or hinder the Company's efforts to expand its business into this new product segment.

     The Company uses Worthington Industries, Inc. ("Worthington") as its primary supplier for strip steel, but has no supply contract with Worthington. Should Worthington fail to deliver steel, there may be a disruption of operations at the Company's manufacturing facility until an alternate supplier is procured. Worthington provides steel from two separate plant locations. If one Worthington plant becomes unable to fill the necessary requirements, orders could be filled from the alternate location. Although the Company has elected to use Worthington as its primary supplier of strip steel, management believes that there are other acceptable supply sources at comparable prices and quality and that the loss of Worthington as a supplier would not have a material adverse effect on the Company's financial condition and results of operations.

     The Company has a ten-year agreement with Precision FM Japan, Ltd. ("Precision FM"), which grants exclusive distribution rights for sale of the Company's golf club grips in Japan and certain other Asian countries. The Company also has a five-year agreement with Marubeni Corporation ("Marubeni") and Precision Japan, Ltd. ("Precision") which grants exclusive distribution rights for sale of the Company's golf club shafts in Japan and certain other Asian countries. Precision FM and Precision are subsidiaries of Marubeni (collectively "Precision Japan"). The grip and shaft agreements with Precision Japan expire in January 2002 and July 2002, respectively. Precision Japan may renew the grip agreement for successive two-year terms. The grip agreement is terminable by either party for cause or if they fail to agree upon pricing terms, or by Precision Japan at any time upon six months prior notice to the Company. Precision Japan may renew the shaft agreement for successive two-year terms. The shaft agreement is terminable by either party for cause or by the Company if Precision Japan fails to meet certain minimum purchase requirements.

     The Company is significantly dependent on sales to Precision Japan, Taylor Made - Adidas Golf ("Taylor Made") and Callaway Golf Company ("Callaway") which, in the aggregate, represented 40%, 60%, 50% and 49% of the Company's total net sales for the fiscal years ended May 31, 2002, 2001, 2000 and 1999, respectively. Precision Japan accounted for 19%, 20%, 27% and 25% of total net sales during fiscal 2002, 2001, 2000 and 1999, respectively. Taylor Made accounted for 19%, 21%, 18% and 15% of total net sales during the fiscal years ended May 31, 2002, 2001, 2000 and 1999, respectively. Callaway accounted for 6%, 19%, 5% and 9% of total net sales during fiscal 2002, 2001, 2000 and 1999, respectively. To reduce its credit risk, the Company requires letter of credit agreements from Precision Japan. The Company does not have supply agreements with Taylor Made or Callaway. The loss of sales to any of these companies could have a significant adverse impact on the Company's financial condition and results of operations.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


     Sales of golf equipment historically have been dependent on discretionary spending by consumers, which may be adversely affected by general economic conditions and the popularity of golf in general. A decrease in consumer spending on golf equipment could have an adverse effect on the Company's business and operating results. Sales in the golf equipment industry have historically been seasonal in nature with consumer demand for product being the strongest during the spring and summer months.

PATENTS, TRADEMARKS

     The Company has obtained a trademark and a utility patent on the manufacture and design of its "Rifle" steel golf club shafts. Management believes that its "Rifle" products are superior to other steel shafts in performance, consistency and strength, which provides the Company a competitive advantage in the golf equipment industry. Management believes that some of the shaft patents material to its future success are:

     * its patent which enables a club maker to take frequency sorted steel shafts and calculate what new frequency shafts are needed to produce a set of Frequency Matched products,

     * its patent which relates to the same frequency sorting, but for graphite golf club shafts, and

     * its patent which relates to the manipulation of flex distribution within a shaft or set of shafts.

     These patents expire on May 9, 2006, October 19, 2008, and January 12, 2016, respectively.

     The Company also relies upon trademarks to establish and protect its proprietary rights in its golf club grip products and technologies. The RG logo and the name "Royal Grip" have been registered as trademarks in the United States, Japan and in other foreign countries. In addition, the Company has filed trademark applications relating to the names and configurations of several of its grip products in the United States and in foreign countries, including Japan. The Company has also obtained design patents on some of its grips and applied for others, which are pending. The Company protects its proprietary rubber compound and related technologies as trade secrets. Despite such safeguards, there can be no assurance that competitors will not be able to produce golf club grips that successfully imitate the Company's designs and materials without infringing the Company's proprietary rights.

REGULATIONS

     The design of new golf clubs is greatly influenced by rules and interpretations of the United States Golf Association ("USGA"). Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, for marketing reasons it has become critical for designers of new products to assure compliance with USGA standards. Although the Company believes that all of its golf club shafts and grips comply with current USGA standards, no assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of the Company's products.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


RESEARCH AND DEVELOPMENT

     The Company's engineering, sales and other staff, together with independent consultants engaged by the Company, work to conceive new product opportunities by creating prototypes and masters and by working with suppliers and customers to design and produce finished products. New golf club shaft and golf club grip products are tested through the Company's sales force with customers and various tour players. The Company continues to investigate new manufacturing techniques and component materials used in the manufacture of its products. During the fiscal years ended May 31, 2002, 2001, 2000 and 1999, the Company spent approximately $0.5 million, $0.8 million, $0.7 million and $0.6 million on research and development, respectively.

EMPLOYEES

     As of May 31, 2002, the Company had approximately 200 employees. Approximately 65% of the Company's work force is covered by a collective bargaining agreement, which expires in November 2002. The Company believes its relationship with its employees is good.

PROPERTIES

     The Company's golf club shaft manufacturing facility is located at 535 Migeon Avenue, Torrington, Connecticut and is approximately 230,000 square feet. The manufacturing facility is owned by the Company, subject to a mortgage granted to Wells Fargo Business Credit, Inc. In the opinion of management, these facilities are suitable and adequate for the Company's intended use and are adequately covered by insurance.

     The Company's principal executive and administrative offices were located at 15170 North Hayden Road, Suite 1, Scottsdale, Arizona until January 1, 2002. The Company has a lease obligation on this property through May 2004.

LEGAL PROCEEDINGS - LITIGATION

     The Company is from time to time a party to various routine legal proceedings, incidental to the Company's business. Management believes that, other than the environmental matters discussed below, none of the current routine proceedings will have a material adverse effect on the Company's financial condition or future operating results.

ENVIRONMENTAL MATTERS

     In May 1996, the Company acquired substantially all the assets of the golf club shaft manufacturing business of Brunswick Corporation (NYSE: BC) (the "Brunswick Acquisition"). Included in the acquired assets were land, buildings and equipment at the Company's Torrington, Connecticut manufacturing facility (the "FMP plant"). In conjunction with the Brunswick Acquisition, Brunswick Corporation ("Brunswick") agreed to indemnify the Company from potential liability arising from certain environmental matters and to remediate certain environmental conditions, which existed at the FMP plant on the date of acquisition. Brunswick has engaged an environmental consulting firm to perform testing at the FMP plant and is in the process of developing a plan of remediation. The Company has engaged an environmental consulting firm to assist in the development of the plan of remediation. Failure of Brunswick to fulfill its obligations under the asset purchase contract could have a material adverse effect on the Company's financial condition and results of operations.

     Prior to the Brunswick Acquisition, the FMP plant was listed in the U.S. Environmental Protection Agency's ("EPA") Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"). A contractor for the EPA performed an assessment of the FMP plant in January 1992 and, in June 1992,

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


the site was deferred from the CERCLIS inventory to the EPA's Resource Conservation and Recovery Act ("RCRA") program. During calendar 2000, the EPA reviewed the status of the property, concluded that the FMP plant is not subject to corrective action under RCRA and returned the site to its active CERCLIS inventory. In November 2000 and April 2001, a contractor for the EPA performed another site assessment and took samples from the property of the FMP plant. The Company anticipates that a report from the EPA with the results of this work will be received prior to April 2002. The Company believes that, pursuant to the Brunswick Acquisition agreement, Brunswick has an obligation under the Connecticut Transfer Act (the "Act") to remediate any environmental issues that fall within the scope of the Act. The Company expects that, if the EPA identifies any environmental issues, they would be issues that fall within the scope of the Act. There is not sufficient information at this time to determine what action, if any, the EPA may pursue and what effect, if any, it may have on the Company's financial condition and results of operations.

     In April 2000, the Company submitted information regarding the disposal and treatment of waste materials from the FMP plant during the period from 1982 to 1997 to assist the EPA in its investigation of the former National Oil Services, Inc. Superfund site in West Haven, Connecticut. National Oil Services, Inc. was, prior to its bankruptcy, a contractor used by Brunswick, and to a limited degree by the Company, to treat and dispose of non-hazardous waste oils from the FMP plant. In June 2001, the Company executed a consent decree with the EPA and agreed to pay approximately $5,000 in full satisfaction of its liability under this matter. The Company is currently negotiating with Brunswick to determine the portion of the payment for which each party is responsible.

     In October 2000, the Company received a notice of violation ("NOV") from the State of Connecticut Department of Environmental Protection ("DEP") alleging that various effluent discharge samples during the period from January 2000 to September 2000 were in violation of authorized limits under an existing permit for the discharge of treated wastewater from the FMP plant to the Naugatuck River. The Company submitted its response to the NOV in December 2000 and received drafts of a consent order from the DEP in April 2001 and October 2001. Terms of the draft consent order include, among other things, that the Company pay a civil penalty of approximately $225,000, submit to various compliance audits, and complete a feasibility study to determine if the discharge of treated wastewater from the FMP plant can be diverted from the Naugatuck River. As a result of this study, the Company spent approximately $0.3 million for capital expenditures to comply with the terms of the consent order during the fiscal year ended May 31, 2002.

     In February 2001, the Company received a reimbursement from Brunswick totaling $200,000 for costs incurred to resolve a prior NOV from the DEP, which the Company settled in June 2000. Of the funds received, $100,000 was recorded as a reimbursement of environmental related expenses and is reflected as a reduction of Environmental Costs in the accompanying statement of operations for the fiscal year ended May 31, 2001. The remaining balance received was recorded as a partial reimbursement of the capital expenditures incurred at the FMP plant to complete the remedial measures specified in the NOV settlement.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                                      TAB 3


                              COMPARABLE COMPANIES

                        SELECTION OF COMPARABLE COMPANIES
                          S&P FOR COMPARABLE COMPANIES

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                        Selection of Comparable Companies

     The selection of publicly traded companies with comparable financial and operating characteristics was initiated by searching for companies with the primary Standard Industrial Code (SIC) 3949. This is Royal Precision's primary SIC classification and is described as: Sporting and athletic goods (not elsewhere classified).

     The SIC search produced 23 potentially comparable companies. Six companies were selected for additional analysis.

     The final determination of comparability was based on the following criteria:

     *    Active U.S. public market for the stock
     *    Not in the process of being acquired or restructured
     *    Not in financial distress or poor financial condition

     Based on these criteria, Aldila, Inc. ("Aldila"), Coastcast Corporation ("Coastcast"), and True Temper Sports, Inc. ("True Temper") are included for financial analysis. True Temper is a reporting company as a result of publicly held debt Notes and does not have a public market for its stock. Aldila, although publicly traded, does not have an active market for its stock. Aldila and Coastcast are an insufficient comparable group to implement a market based valuation analysis.

     Standard & Poor's Stock Reports are available for Aldila and Coastcast.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


STANDARD
& POOR'S


STOCK
REPORT                                                            STREET EDITION


Saturday, July 6, 2002
                                   PRICE/VOLUME TRENDS                  07/05/02

                                   Current Price ($)                        1.58
                                   40-Day Avg. Daily Volume               11,442
                                   Beta                                      N/A
                                   S&P 500 Composite                      989.03
                                   S&P MidCap 400                         478.57
                                   S&P SmallCap                           222.95

                                   ALDILA INC
--------------------------------------------------------------------------------

Exchange: NNM
Symbol: ALDA

BUSINESS DESCRIPTION


Designs, makes and markets high-quality innovative graphite golf shafts for use in golf clubs assembled and made by leading golf club companies as well as pro shops, custom club shops and repair shops.

--------------------------------------------------------------------------------
This report is for information purposes and should not be considered a solicitation to buy or sell any security. Neither S&P nor any other party guarantee its accuracy or make warranties regarding results from its usage. Redistribution is prohibited without written permission. Copyright (C) 2002

                                  A Division of The McGraw-Hill Companies [LOGO]

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                                                               Standard & Poor's
                                                                  STOCK REPORT
                                                                STREET EDITION

CONSENSUS EARNINGS FORECAST   (07/04/02)

                                       Wall Street
                                     Consensus Ests.
                          FY 2001   FY 2002  FY 2003
                          -------   -------  -------
                         (Actual)

Earnings Per Share ($)    -10.11      0.06     --
Price-Earnings Ratio          NM      26.3     NM
Next Qtr. (--) EPS ($)        --        --     --

MAY INCLUDE DISCONTINUED OPERATIONS.
---------------------------------------

FISCAL YEAR ENDS December 31

Next Earnings Report Expected: 07/20/02


EARNINGS ESTIMATES & TRENDS   (07/05/02)

                           Current Analysts' Consensus

Fiscal                                     No. of               P-E
Years          Average    High      Low    Ests.   Deviation   Ratio
-----          -------    ----      ---    -----   ---------   -----
2002             0.06     0.06     0.06      1        0.00      26.3
2003               --       --       --      0        0.00        NM

--------------------------------------------------------------------------------

                           Analysts' Consensus History

                                                Number of Analysts    Percent
                                Average        Changes During Month   Change
                                -------        --------------------   ------
Estimates for fiscal 2002
  June                            0.06                  0                 0%
  May                             0.06                  0                 0%
  April                           0.06                  1               -50%
  March                           0.12                  0                 0%
  February                        0.12                  0                 0%
  January                         0.12                  0                 0%
  December                        0.12                  0                 0%

Estimates for fiscal 2003
  June                              --                 --                --
  May                               --                 --                --
  April                             --                 --                --
  March                             --                 --                --
  February                          --                 --                --
  January                           --                 --                --

ADDITIONS OR DELETIONS TO COVERAGE MAY CAUSE % CHANGE IN AVERAGE ESTIMATES WITHOUT ANY ANALYST CHANGES.

ANALYSTS' OPINION             "Buy"

Consensus Breakdown       As of 07/04/02

By National Firms =             NF
By Regional Firms =             NF
By Nonbroker      =             NF


KEY STATISTICS AT A GLANCE

Price Performance                               (07/04/02)

     12-Month High                                              5.70
     12-Month Low                                               1.50
     % Change in Price Last 12 Mos.                              -68
     12 Month Price Rel. to S&P 500                             0.39
     Value of $10,000 Invested 12/31/96                         1087

STOCK SPLITS DURING LAST FIVE YEARS:
     1-for-3 REVERSE,'02

Earnings/P-E Trends

     Actual EPS FY 2001 ($)                                    -10.11
     Trailing 12-Mos. EPS ($)                                  -10.32
     5-Year Earnings Growth (%)                                    NM
     Current P-E                                                   --
     5-Year P-E High                                             45.8
     5-Year P-E Low                                               5.4

Dividends

     Indicated Annual Dividend Rate ($)                           Nil
     Current Yield (%)                                             --
     5-Year Dividend Growth Rate (%)                               --
     Dividends as % of 12 Month EPS                                --
     Ex-Dividend Date                                              --

DIVIDEND HISTORY:

Other

     Book Value Per Share ($)                                    5.91
     Market Capitalization (Mil. $)                                 7
     Shares Outstanding (000)                                    4947
     % Held by Institutions                                      26.0
     Insider Sentiment                                       POSITIVE


                                        Earnings estimates data contained in
Aldila Inc                              this report provided by I/B/E/S
page 2 of 3                             International, Inc.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                                                               Standard & Poor's
                                                                  STOCK REPORT
                                                                 STREET EDITION

PRICE HISTORY         SOURCE FOR CHART: STANDARD & POOR'S TRENDLINE

[CHART]

ANALYSTS' OPINION "Buy"                    (07/04/02)


                                                      ---------By Source--------
                        No.      %      One    Three
Analysts'               of      of     Month    Mos.                       Non-
Ratings               Ratings  Total   Prior   Prior  National  Regional  broker
--------------------------------------------------------------------------------
Buy                      1      100      1       1       0         0        0
Buy/Hold                 0        0      0       0       0         0        0
Hold                     0        0      0       0       0         0        0
Weak Hold                0        0      0       0       0         0        0
Sell                     0        0      0       0       0         0        0
No Opinion               0        0      0       0       0         0        0
--------------------------------------------------------------------------------
Total                    1      100      1       1       0         0        0

                                                  Buy = 5
Wall Street Consensus                             Buy/Hold = 4
Analysts' Consensus = 5                           Hold = 3
COPYRIGHT(C)S&P 2002                              Weak Hold = 2
                                                  Sell = 1

COMPANIES OFFERING COVERAGE

Merrill Lynch Research
Raymond James & Assoc Inc
William Blair & Company

ANALYSTS' CONSENSUS OPINION

The consensus opinion reflects the average buy/hold/sell recommendation of Wall Street analysts. It is well-known, however, that analysts tend to be overly bullish. To make the consensus opinion more meaningful, it has been adjusted to reduce this positive bias. First, a stock's average recommendation is computed. Then it is compared to the recommendations on all other stocks. Only companies that score high relative to all other companies merit a consensus opinion of "Buy" in the graph at left. The graph is also important because research has shown that a rising consensus opinion is a favorable indicator of near-term stock performance; a declining trend is a negative signal.


                                                                      Aldila Inc

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


STANDARD
& POOR'S                         Aldila Inc
STOCK REPORTS                                                          06-JUL-02
--------------------------------------------------------------------------------
SUB-INDUSTRY OUTLOOK

Our overall near-term investment outlook for stocks that we follow in the S&P Leisure Products Index remains positive, although our opinion on individual stocks varies. Our favorites are Mattel and Hasbro, which we recommend accumulating. We would avoid Toys R Us for the time being, while the company grapples with a number of uncertainties. Year to date through June 7, the S&P Leisure Products Index rose 10.8%, versus a 9.3% decline for the S&P 1500 Index.

In 2002, we look for the availability of new video game platforms to remain a catalyst for product sales. Demand is being driven by several recent U.S. product introductions, including new video consoles from Microsoft and Nintendo, both launched in November 2001, as well as the Sony PlayStation 2. Another positive factor was the June 2001 launch of an enhanced version of Nintendo's popular Gameboy portable video game player. We note that, although it is not technically classified in the Leisure Products industry, we have a buy opinion on the shares of vide-ogame retailer Electronics Boutiques Holdings and videogame software company Electronic Arts. Although the long-term outlook for Leisure stocks is generally favorable, investors should expect to see wide variations among the stocks. During the next decade, as the population bubble of baby boomers continues to advance, the outlook for such areas as boating and golf, which tend to be favored by middle-aged and older Americans, should improve, while pursuits that involve more vigorous physical activity, such as skiing and tennis, may see a corresponding decline. Due to factors such as new products, marketing effectiveness, and acquisitions, the pace of sales or profit growth for some leisure-time companies could be signifi-cantly different than that of the average industry participant. Factors influencing long-term leisure spending include demographics, income levels, consumer confidence, and the amount of free time available. Leisure-related companies and stocks can also be affected by factors such as weather, environmental matters, price competition, and/or approved equipment specifications.

-William H. Donald

STOCK PERFORMANCE

GICS SECTOR:      Consumer Discretionary

SUB-INDUSTRY:     Leisure Products

Based on S&P 1500 Indexes

Month-end Price Performance
As of 06/28/02

[CHART]

NOTE: All Sector & Sub-Industry Information is based on the Global Industry Classification Standard (GICS)

SUB-INDUSTRY: LEISURE PRODUCTS
*PEER GROUP: GOLF-RELATED

                 Stock    Recent   P/E    12-mth.  30-day    1-year    Beta  Yield   Quality   Stk. Mkt.  Ret. on   Pretax   LTD to
                 Symbol   Stock   Ratio    Trail.   Price     Price             %    Ranking     Cap.     Equity    Margin     Cap.
Peer Group                Price             EPS     Chg %     Chg. %                           (mil. $)      %         %        %
------------------------------------------------------------------------------------------------------------------------------------
Aldila Inc        ALDA     1.58     NM    -10.32     -43%      -63%      NA    Nil      C            8        NM       NM      Nil

Adams Golf        ADGO     0.37     NM     -0.59     -27%      -57%      NA    Nil     NR            8        NM       NM      Nil
Callaway Golf      ELY    15.40     19      0.80      -4%      -11%    1.13    1.8     B+        1,208      11.4     12.0      0.6
Coastcast Corp.    PAR     2.20     NM     -0.12      -7%      -72%    0.92    Nil     B-           17        NM       NM      Nil

--------------------------------------------------------------------------------
This report is provided for information purposes only. It should not be considered as a solicitation to buy or offer to sell any security. Neither S&P, its licensors nor any other party guarantee its accuracy or completeness or make any warranties regarding results from its usage. Redistribution or reproduction is prohibited without written permission. *For Peer Groups with more than 15 companies or stocks, selection of issues is based on market capitalization.

Copyright(C)2001 The McGrawoHill Companies, Inc. This investment analysis was prepared from the following Sources: S&P MarketScope, S&P Compustat, S&P Stock Guide, S&P Industry Reports, Vickers Stock Research, Inc., Standard & Poor's, 55 Water St., New York, NY 10041.

                                  A Division of The McGraw-Hill Companies [LOGO]

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


STANDARD
& POOR'S                         Aldila Inc
STOCK REPORTS                                                          05-JUL-02
--------------------------------------------------------------------------------
NEWS HEADLINES

04/25/02 NEW YORK (Standard & Poor's)--Apr 24, 2002, Aldila Inc., announced 1Q loss per share of $0.01 vs. EPS $0.06.

02/26/02 NEW YORK (Standard & Poor's)--Feb 25, 2002, Aldila Inc., announced 4Q loss per share of $3.38 vs. EPS $0.06 and annual loss per share of $3.37 vs. EPS $0.21. Results for 2001 include a charge of $41.9M for the 4Q and year from impairment goodwill.

10/29/01 NEW YORK (Standard Poor's)--Oct 24, 2001, Aldila Inc., announced 3Q loss per share of $0.03 vs. EPS $0.01 and 9 mos. EPS Nil vs. $0.15.

07/20/01 NEW YORK (Standard & Poor's)--Jul 18, 2001, Aldila Inc., announced 2Q loss per share of $0.03 of vs. EPS $0.10 and 6 mos. EPS $0.03 vs. $0.14.

04/23/01 NEW YORK (Standard & & Poor's)--Apr 18/, 2001, Aldila Inc., announced 1Q EPS $0.06 vs. $0.04.

03/12/01 NEW YORK (Standard & Poor's)--Feb 7, 2001, Aldila Inc., announced 4Q EPS $0.06 vs. loss of $0.06 and annual EPS $0.21 vs. loss of $0.14.

--------------------------------------------------------------------------------
This report is provided for information purposes only. It should not be considered as a solicitation to buy or offer to sell any security. Neither S&P, its licensors nor any other party guarantee its accuracy or completeness or make any warranties regarding results from its usage. Redistribution or reproduction is prohibited without written permission.

Copyright(C)2001 The McGrawoHill Companies, Inc. This investment analysis was prepared from the following Sources: S&P MarketScope, S&P Compustat, S&P Stock Guide, S&P Industry Reports, Vickers Stock Research, Inc., Standard & Poor's, 55 Water St., New York, NY 10041.

                                  A Division of The McGraw-Hill Companies [LOGO]

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


STANDARD                                                            BUY
& POOR'S                           SELL                              ^
STOCK REPORTS
Aldila Inc
--------------------------------------------------------------------------------

WALL STREET CONSENSUS                                                  05-JUL-02
Analysts' Recommendations

Analysts'              No. of   % of     1 Mo.   3 Mo.                     Non-
Opinion                Ratings  Total    Prior   Prior   Nat'l    Reg'l   broker
--------------------------------------------------------------------------------
Buy                       1      100       1       1       0        0       0
Buy/Hold                  0        0       0       0       0        0       0
Hold                      0        0       0       0       0        0       0
Weak Hold                 0        0       0       0       0        0       0
Sell                      0        0       0       0       0        0       0
No Opinion                0        0       0       0       0        0       0
--------------------------------------------------------------------------------
Total                     1      100       1       1       0        0       0

Analysts' Consensus Opinion

The consensus opinion reflects the average buy/hold/sell recommendation of Wall Street analysts. It is well-known, however, that analysts tend to be overly bullish. To make the consensus opinion more meaningful, it has been adjusted to reduce this positive bias. First, a stock's average recommendation is computed. Then it is compared to the recommendations on all other stocks. Only companies that score high relative to all other companies merit a consensus opinion of "Buy" in the graph at left. The graph is also important because research has shown that a rising consensus opinion is a favorable indicator of near-term stock performance; a declining trend is a negative signal.

Standard & Poor's STARS                                                    na
(STOCK APPRECIATION RANKING SYSTEM)

*****               Buy                  Standard & Poor's STARS ranking is
****                Accumulate           our own analyst's evaluation of the
***                 Hold                 short-term (six to 12 month)
**                  Avoid                appreciation potential of a stock.
*                   Sell                 Five-Star stocks are expected to
                                         appreciate in price and outperform
                                         the market.

Analysts' Earnings Estimate

Annual Earnings Per Share

2001 Actual $-10.11

[CHART]

Current Analysts' Consensus Estimates

                                                   No.    Estimated  Estimated
Fiscal                                   S&P       of        P-E      S&P 500
years      Avg.       High      Low      Est.      Est.     Ratio    P-E Ratio
--------------------------------------------------------------------------------
2002      0.06        0.06      0.06      --        1        26.3      19.4
2003        --          --        --      --        0          NM      16.3

A company's earnings outlook plays a major part in any investment decision. S&P organizes the earnings estimates of over 2,300 Wall Street analysts, and provides you with their consensus of earnings over the next two years. The graph to the left shows you how these estimates have trended over the past 15 months.

--------------------------------------------------------------------------------
This report is provided for information purposes only. It should not be considered as a solicitation to buy or offer to sell any security. Neither S&P, its licensors nor any other party guarantee its accuracy or completeness or make any warranties regarding results from its usage. Redistribution or reproduction is prohibited without written permission.

Copyright (C) 2002 The McGrawoHill Companies, Inc. This investment analysis was prepared from the following Sources: S&P MarketScope, S&P Compustat, S&P Stock Reports, S&P Stock Guide, S&P Industry Reports, Vickers Stock Research, Inc., I/B/E/S/ International, Inc., Standard & Poor's, 55 Water St., New York, NY 10041.

                                  A Division of The McGraw-Hill Companies [LOGO]

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


STANDARD
& POOR'S
STOCK REPORTS
--------------------------------------------------------------------------------
Coastcast Corp.
                                                        NYSE Symbol PAR
02-JUL-02
Sub-Industry:
Leisure Products

Summary: PAR makes golf clubheads in a variety of metals; and also makes orthopedic implants, surgical tools, and other specialty products.

Quantitative                Recent Price * 2.10               Yield * Nil
Evaluations                 52 Wk Range * 8-2.08              12-Mo. P/E * NM
Outlook
(1 Lowest--5 Highest)
* NA
Fair Value
* NA
Risk
* Average                                         [CHART]
Earn./Div. Rank
* B-
Technical Eval.
* Bearish since 2/02
Rel. Strength Rank
(1 Lowest--99 Highest)
* 7
Insider Activity
* NA

Business Profile - 05-MAR-02

In February, the company said it was taking action to improve manufacturing performance and reduce costs in an effort to return to profitability on lower revenue. PAR is working on making improvements in its manufacturing processes to reduce its workforce and costs and shorten manufacturing lead times. The company also noted that plans were underway to consolidate manufacturing operations into less space in fewer locations, with the expectation of not limiting production capacity. PAR believes these improvements and cost cutting measures will result in substantial non-recurring consolidation charges in 2002, and possibly into 2003. Although it believes it can become profitable in 2002, excluding the non-recurring consolidation charges, the company anticipates a first quarter loss on sales of not more than $22 million.

Operational Review - 05-MAR-02

Based on a preliminary report, sales dropped 18% in 2001, reflecting a sharp drop in steel golf clubhead sales. Gross margins narrowed sharply, on a less favorable product mix; an operating loss contrasted with an operating profit. Net other income fell 85%; after a tax benefit of $900,000, versus taxes at 40.3%, a net loss of $2,290,000 ($0.30 a share) contrasted with net income of $8,749,000 ($1.12).

Stock Performance - 28-JUN-02

In the past 30 trading days, PAR's shares have declined 13%, compared to a 11% fall in the S&P 500. Average trading volume for the past five days was 2,880 shares, compared with the 40-day moving average of 16,226 shares.

Key Stock Statistics

Dividend Rate/Share         Nil    Shareholders                       127
Shs. outstg. (M)            7.6    Market cap. (B)                 $0.015
Avg. daily vol. (M)       0.010    Inst. holdings                      37%
Tang. Bk. Value/Share      6.32    Beta                              0.92

                 Value of $10,000 invested 5 years ago: $ 2,254

Fiscal Year Ending Dec. 31

                      2002      2001       2000       1999       1998       1997
                      ----      ----       ----       ----       ----       ----
Revenues (Million $)
  1Q                 21.96     27.30      37.23      27.09      45.32      29.00
  2Q                    --     32.18      46.71      33.58      43.59      39.94
  3Q                    --     31.20      32.54      31.96      31.63      43.94
  4Q                    --     24.80      24.90      27.75      24.02      36.64
  Yr                    --     115.5      141.4      120.4      144.6      149.5

Earnings Per Share ($)
  1Q                  0.09     -0.09       0.38       0.29       0.44       0.13
  2Q                    --     -0.04       0.52       0.42       0.42       0.32
  3Q                    --      0.16       0.21       0.20       0.08       0.42
  4Q                    --     -0.33       0.01       0.29      -0.11       0.35
  Yr                    --     -0.30       1.12       1.20       0.89       1.22

Next earnings report expected: mid July

Dividend Data (Dividends have been paid since 2001.) A dividend of $0.26 a share was paid in May 2001.

--------------------------------------------------------------------------------
This report is for information purposes and should not be considered a solicitation to buy or sell any security. Neither S&P nor any other party guarantee its accuracy or make warranties regarding results from its usage. Redistribution is prohibited without written permission. Copyright (C) 2002

                                  A Division of The McGraw-Hill Companies [LOGO]

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                              Coastcast Corporation
STANDARD
& POOR'S
STOCK REPORTS                                                         02-JUL-02
--------------------------------------------------------------------------------
Business Summary - 05-MAR-02

Coastcast Corp., one of the world's largest manufacturers of investment-cast titanium and stainless steel golf clubheads for high-quality, premium-priced metal woods, irons and putters, believes it has manufactured more metal wood clubheads for high-quality, premium-priced golf clubs than any other manufacturer.

Noting that golf clubs with titanium alloy heads were becoming popular, the company developed the capability to manufacture such clubheads and began shipping them at the end of 1995. The importance of titanium clubheads to the company has grown to the extent that they accounted for about 42% and 45% of total sales in 1999 and 2000, respectively.

The company's golf products are generally used in golf clubs targeting the high-end of the market. PAR's clubheads are manufactured to meet the requirements of the highly skilled amateur as well as the touring professional golfer. Because of the quality of its clubheads, golf clubs incorporating PAR's clubheads are at times referred to as tour-driven golf clubs. PAR's clubheads are used in metal woods, irons and putters made by such leading golf club manufacturers as Callaway, producer of the Big Bertha line of titanium metal woods and irons and Odyssey putters and wedges, Titleist, Cleveland, Cobra, Ping and Wilson. PAR believes the majority of its clubheads are incorporated in clubs sold in North America, although many are also used in clubs sold in Asia, Europe and other areas of the world.

PAR's sales have been and very likely will continue to be concentrated among a small number of customers. Sales to two customers accounted for 76% of sales in 2000, while sales to three customers accounted for 84% and 85% of sales in 1999 and 1998, respectively. Sales to the company's leading customer, Callaway Golf Co., accounted for 50% of total sales in 2000.

The investment-casting process has become the principal method for manufacturing clubheads since it facilitates the use of perimeter weighting designs and modern alloys and enhances manufacturing precision and uniformity. Manufacturing precision is particularly important in the manufacture of an oversized, thin-walled metal wood, which can involve a significant number of separate manufacturing steps to produce a clubhead that meets strict standards for size, weight, strength and finish.

PAR also manufactures a variety of investment-cast orthopedic implants and surgical tools (used principally in replacement of hip and knee joints in humans and small animals) and other specialty products. These items accounted for about 9% of total sales in 2000.

Per Share Data ($)
(Year Ended Dec. 31)       2001      2000       1999       1998       1997       1996       1995       1994       1993       1992
---------------------------------------------------------------------------------------------------------------------------------
Tangible Bk. Val           6.32      6.90      10.81       9.66       8.86       7.57       5.75       5.62       3.62       3.44
Cash Flow                  0.30      1.69       1.72       1.27       1.54       1.94       0.57       1.27       1.02       0.54
Earnings                  -0.30      1.12       1.20       0.89       1.22       1.67       0.36       1.08       0.80       0.25
Dividends                   Nil       Nil        Nil        Nil        Nil        Nil        Nil        Nil        Nil         NA
Payout Ratio                Nil       Nil        Nil        Nil        Nil        Nil        Nil        Nil        Nil         NA
Prices - High             17.62     20.50      16.81      25.00      20.50      27.62      13.37      33.87      19.37         NA
       - Low               4.00     13.00       6.87       6.62       9.75       9.75       7.50      10.62      15.75         NA
P/E Ratio - High             NM        18         14         28         17         17         37         31         NM         NA
          - Low              NM        12          6          7          8          6         21         10         NM         NA
---------------------------------------------------------------------------------------------------------------------------------
Income Statement Analysis (Million $)
---------------------------------------------------------------------------------------------------------------------------------
Revs                        115       141        120        145        150        148       76.0       90.6       66.9       41.9
Oper. Inc.                  1.0      16.4       18.5       15.3       20.6       26.9        7.8       17.1       12.8        6.2
Depr                        4.6       4.5        4.1        3.4        2.8        2.5        1.9        1.8        1.8        2.2
Int. Exp                    Nil       Nil        Nil        Nil        Nil        Nil        Nil        Nil        0.7        0.9
Pretax Inc.                -3.2      14.7       16.1       13.5       18.8       25.5        5.4       16.2       10.4        3.1
Eff. Tax Rate                NM        40%        41%        42%        42%        41%        39%        40%        40%        41%
Net Inc.                   -2.3       8.7        9.5        7.8       10.9       15.1        3.3        9.8        6.2        1.9
---------------------------------------------------------------------------------------------------------------------------------
Balance Sheet & Other Fin. Data (Million $)
---------------------------------------------------------------------------------------------------------------------------------
Cash                       13.2      52.2       42.7       27.6       28.2       14.1       23.9       26.8       13.8         NA
Curr. Assets               32.5      73.4       66.6       53.0       66.8       54.0       43.4       43.2       29.3         NA
Total Assets               57.4        99       92.3       83.7       90.0       76.1       58.9       56.8       38.6       37.4
Curr. Liab                  7.4      45.8        8.5        6.2       10.0        9.2        8.7        5.7        7.3         NA
LT Debt                     Nil       Nil        Nil        Nil        Nil        Nil        Nil        Nil        Nil        5.0
Common Equity              49.4      53.6       83.3       77.4       78.4       66.5       50.2       51.1       31.3       28.8
Total Cap                  49.4      53.6       83.3       77.4       78.4       66.5       50.2       51.1       31.3       33.8
Cap. Exp                    3.6       3.7        4.2        8.8        2.1        7.7        3.8        6.5        1.4        1.1
Cash Flow                   2.3      13.2       13.6       11.2       13.7       17.5        5.2       11.6        7.9        4.0
Curr. Ratio                 4.4       1.6        7.9        8.5        6.7        5.9        5.0        7.5        4.0         NA
% LT Debt of Cap            Nil       Nil        Nil        Nil        Nil        Nil        Nil        Nil        Nil       14.8
% Net Inc.of Revs            NM       6.2        7.9        5.4        7.3       10.2        4.3       10.8        9.2        5.8
% Ret. on Assets             NM       9.1       10.8        9.0       13.1       22.3        5.7       20.2         NA         NA
% Ret. on Equity             NM      12.7       11.9        9.9       14.8       25.8        6.5       23.4         NA         NA
---------------------------------------------------------------------------------------------------------------------------------

Data as orig reptd.; bef. results of disc opers/spec. items. Per share data adj. for stk. divs. Bold denotes diluted EPS (FASB 128)-prior periods restated. E-Estimated. NA-Not Available. NM-Not Meaningful. NR-Not Ranked.
--------------------------------------------------------------------------------

Office--3025 East Victoria, Rancho Dominquez, CA 90221. Tel--(310) 631-2884.Website--http://www.coastcast.com Chrmn, CEO & Investor Contact--H. H. Buehler (310-638-0595). CFO & Secy--N. Fujitaki.Dirs--H. H. Buehler, R. H. Goon,
E. A. Levy, G. V. Meloni, L. E. Mikles, P. A. Novelly, L. G. Smith. Transfer Agent--Mellon Investor Services, LA. Incorporated--in California in 1980. Empl--3,828. S&P Analyst: Michael Infranco

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                              Coastcast Corporation
STANDARD
& POOR'S
STOCK REPORTS                                                          29-JUN-02
--------------------------------------------------------------------------------
SUB-INDUSTRY OUTLOOK

Our overall near-term investment out- look for stocks that we follow in the S&P Leisure Products Index remains positive, although our opinion on indi- vidual stocks varies. Our favorites are Mattel and Hasbro, which we recom- mend accumulating. We would avoid Toys R Us for the time being, while the company grapples with a number of un- certainties. Year to date through June 7, the S&P Leisure Products Index rose 10.8%, versus a 9.3% decline for the S&P 1500 Index.

In 2002, we look for the availability of new video game platforms to remain a catalyst for product sales. Demand is being driven by several recent U.S. product introductions, including new video consoles from Microsoft and Nintendo, both launched in November 2001, as well as the Sony PlayStation 2. Another positive factor was the June 2001 launch of an enhanced version of Nintendo's popular Gameboy portable video game player. We note that, al- though it is not technically classified in the Leisure Products industry, we have a buy opinion on the shares of vide- ogame retailer Electronics Boutiques Holdings and videogame software com- pany Electronic Arts.
Although the long-term outlook for Lei- sure stocks is generally favorable, in-vestors should expect to see wide vari- ations among the stocks. During the next decade, as the population bubble of baby boomers continues to advance, the outlook for such areas as boating and golf, which tend to be favored by middle-aged and older Americans, should improve, while pursuits that in- volve more vigorous physical activity, such as skiing and tennis, may see a corresponding decline. Due to factors such as new products, marketing effec-tiveness, and acquisitions, the pace of sales or profit growth for some lei-sure-time companies could be signifi- cantly different than that of the average industry participant. Factors influencing long-term leisure spending include demographics, income levels, con- sumer confidence, and the amount of free time available. Leisure-related companies and stocks can also be af- fected by factors such as weather, en- vironmental matters, price competition, and/or approved equipment specifications.

-William H. Donald

STOCK PERFORMANCE

GICS SECTOR: Consumer Discretionary
SUB-INDUSTRY: Leisure Products
Based on S&P 1500 Indexes

Month-end Price Performance
As of 06/28/02

[CHART]

NOTE: All Sector & Sub-Industry Information is based on the Global Industry Classification Standard (GICS)

SUB-INDUSTRY: LEISURE PRODUCTS
*PEER GROUP: GOLF-RELATED

                  Stock     Recent     P/E    12-mth.  30-day    1-year  Beta   Yield  Quality  Stk. Mkt.  Ret. on   Pretax   LTD to
                  Symbol    Stock     Ratio   Trail.   Price     Price            %    Ranking    Cap.     Equity    Margin     Cap.
Peer Group                  Price              EPS      Chg %    Chg. %                         (mil. $)      %         %        %
------------------------------------------------------------------------------------------------------------------------------------
Coastcast Corp.      PAR     2.10       NM    -0.12     -16%     -74%     0.92    Nil     B-        16        NM        NM      Nil

Adams Golf          ADGO     0.34       NM    -0.59     -37%     -64%       NA    Nil     NR         8        NM        NM      Nil
Aldila Inc         ALDAD     1.59       NM   -10.32     -35%     -63%       NA    Nil      C         8        NM        NM      Nil
Callaway Golf        ELY    15.84       20     0.80      -6%      -3%     1.13    1.8     B+     1,242      11.4      12.0      0.6

This report is provided for information purposes only. It should not be considered as a solicitation to buy or offer to sell any security. Neither S&P, its licensors nor any other party guarantee its accuracy or completeness or make any warranties regarding results from its usage. Redistribution or reproduction is prohibited without written permission. *For Peer Groups with more than 15 companies or stocks, selection of issues is based on market capitalization.

Copyright(C)2001 The McGrawoHill Companies, Inc. This investment analysis was prepared from the following Sources: S&P MarketScope, S&P Compustat, S&P Stock Guide, S&P Industry Reports, Vickers Stock Research, Inc., Standard & Poor's, 55 Water St., New York, NY 10041.

                                  A Division of The McGraw-Hill Companies [LOGO]

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                              Coastcast Corporation
STANDARD
& POOR'S
STOCK REPORTS                                                          02-JUL-02
--------------------------------------------------------------------------------
04/22/02 NEW YORK (Standard & Poor's)--Apr 22, 2002, Coastcast Corp., announced 1Q EPS $0.09 vs. loss of $0.09.

12/24/01 DOWN 0.05 to 6.30... Sees 4Q, '01 loss... Cites lower sales, orders in wake of Sept. 11... Sees 4Q sales no higher than $25M, $3M-$4M loss.

12/21/01 Sees 4Q, '01 loss... Cites lower sales, orders in wake of Sept. 11... Sees 4Q sales no higher than $25M, $3M-$4M loss.

10/19/01 NEW YORK (Standard & Poor's)--Oct 18, 2001, Coastcast Corp., announced 3Q EPS $0.16 vs. $0.21 and 9 mos. EPS $0.03 vs. $1.11.

07/20/01 NEW YORK (Standard & Poor's)--Jul 19, 2001, Coastcast Corp., announced 2Q loss per share of $0.04 vs. EPS $0.52 and 6 mos. loss per share of $0.13 vs. EPS $0.90.

04/23/01 NEW YORK (Standard & Poor's)--Apr 19, 2001, Coastcast Corp., announced 1Q loss per share of $0.09 vs. EPS $0.38.

02/12/01 NEW YORK (Standard & Poor's)--Feb 7, 2001, COASTCAST CORP., announced 4Q EPS $0.01 vs. $0.29 and annual EPS $1.12 vs. $1.20.

This report is provided for information purposes only. It should not be considered as a solicitation to buy or offer to sell any security. Neither S&P, its licensors nor any other party guarantee its accuracy or completeness or make any warranties regarding results from its usage. Redistribution or reproduction is prohibited without written permission.

Copyright(C)2001 The McGrawoHill Companies, Inc. This investment analysis was prepared from the following Sources: S&P MarketScope, S&P Compustat, S&P Stock Guide, S&P Industry Reports, Vickers Stock Research, Inc., Standard & Poor's, 55 Water St., New York, NY 10041.

                                  A Division of The McGraw-Hill Companies [LOGO]

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


STANDARD                                                              BUY
& POOR'S                                     SELL                      ^
STOCK REPORTS

Coastcast Corp
--------------------------------------------------------------------------------
WALL STREET CONSENSUS

Analysts' Recommendations

Stock Prices

[CHART]

Analysts' Opinions

[CHART]

Number of Analysts Following Stock

[CHART]

Analysts' Opinion
                 No. of       % of    1 Mo.     3 Mo.                     Non-
                 Ratings      Total   Prior    Prior     Nat'l    Reg'l  broker
--------------------------------------------------------------------------------
Buy                 1          100      1         1        0        1       0
Buy/Hold            0            0      0         0        0        0       0
Hold                0            0      0         0        0        0       0
Weak Hold           0            0      0         0        0        0       0
Sell                0            0      0         0        0        0       0
No Opinion          0            0      0         0        0        0       0
--------------------------------------------------------------------------------
Total               1          100      1         1        0        1       0

Analysts' Consensus Opinion

The consensus opinion reflects the average buy/hold/sell recommendation of Wall Street analysts. It is well-known, however, that analysts tend to be overly bullish. To make the consensus opinion more meaningful, it has been adjusted to reduce this positive bias. First, a stock's average recommendation is computed. Then it is compared to the recommendations on all other stocks. Only companies that score high relative to all other companies merit a consensus opinion of "Buy" in the graph at left. The graph is also important because research has shown that a rising consensus opinion is a favorable indicator of near-term stock performance; a declining trend is a negative signal.

Standard & Poor's STARS                                              na
(STOCK APPRECIATION RANKING SYSTEM)

*****             Buy               Standard & Poor's STARS ranking is
****              Accumulate        our own analyst's evaluation of the
***               Hold              short-term (six to 12 month)
**                Avoid             appreciation potential of a stock.
*                 Sell              Five-Star stocks are expected to appreciate
                                    in price and outperform the market.

Analysts' Earnings Estimate

Annual Earnings Per Share

2000 Actual $1.12

[CHART]

Current Analysts' Consensus Estimates
                                                 No.    Estimated    Estimated
Fiscal                                 S&P        of       P-E        S&P 500
years     Avg.      High      Low      Est.      Est.     Ratio      P-E Ratio
--------------------------------------------------------------------------------
2001      2.00      2.00      2.00      --        1        2.8          28.6
2002        --        --        --      --        0         NM          21.2

A company's earnings outlook plays a major part in any investment decision. S&P organizes the earnings estimates of over 2,300 Wall Street analysts, and provides you with their consensus of earnings over the next two years. The graph to the left shows you how these estimates have trended over the past 15 months.

This report is provided for information purposes only. It should not be considered as a solicitation to buy or offer to sell any security. Neither S&P, its licensors nor any other party guarantee its accuracy or completeness or make any warranties regarding results from its usage. Redistribution or reproduction is prohibited without written permission.

Copyright (C) 2002 The McGrawoHill Companies, Inc. This investment analysis was prepared from the following Sources: S&P MarketScope, S&P Compustat, S&P Stock Reports, S&P Stock Guide, S&P Industry Reports, Vickers Stock Research, Inc., I/B/E/S/ International, Inc., Standard & Poor's, 55 Water St., New York, NY 10041.

                                  A Division of The McGraw-Hill Companies [LOGO]

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                                      TAB 4


                               FINANCIAL ANALYSIS

                        SUMMARY OF THE FINANCIAL ANALYSIS
                    ROYAL PRECISION, INC. FINANCIAL ANALYSIS
                     COMPARABLE COMPANIES FINANCIAL ANALYSIS

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                        SUMMARY OF THE FINANCIAL ANALYSIS


ROYAL PRECISION, INC.

BALANCE SHEETS

* Royal Precision's Total Assets were $15.2 million as of May 31, 2002, decreasing from $25.2 million as of May 31, 2001. The decrease in total assets was primarily the result of increase in Accumulate Loss and the FASB 141 - 142 write off of goodwill.

* Royal Precision's Current Assets totaled $8.3 million, including cash of $6,000, accounts receivable of $3.5 million, and inventories of $4.3 million as of May 31, 2002. This compares to total current assets of $11.4 million as of May 31, 2001. During fiscal 2002, inventories were adjusted downward by $1.4 million to reflect realizable values. This compares to a $477,000 inventory write down in fiscal 2001.

* Total Property, Plant and Equipment, net of Accumulated Depreciation, decreased to $5.5 million as of May 31, 2002, from $6.0 million as of May 31, 2001.

* Current Liabilities totaled $5.4 million, including accounts payable of $2.2 million and current portion of long-term liabilities of $1.27 million as of May 31, 2002.

* Long Term Liabilities, primarily bank term and revolving loans, totaled $5.8 million as of May 31, 2002. At various times prior to August 2002, the Company was not in compliance with certain financial loan covenants, but was able to obtain the necessary waivers and amendments to its credit facility to remedy such defaults. During August 2002 the Company refinanced its bank debt. The bank debt is supported by letters of credit provided by Richard P. Johnston and Christopher A. Johnston. Based on discussions with the Board of Directors and Management, these letters of credit were required for the Banks to extend financing to Company and, therefore, are crucial to the viability of the Company.

* Royal Precision's Total Shareholders' Equity was $15.2 million as of May 31, 2002, decreasing substantially from the $25.2 million and $24.9 million as of May 31, 2001 and 2000, respectively. The decrease in equity was the result of the FASB 141-142 write-off and fiscal 2002 operating losses.

* Off balance sheet assets and liabilities generally include intellectual property and other intangibles on the assets side and post retirement health benefits and possible environmental exposure on the liabilities side of the balance sheet. The value of the off balance sheet assets are reflected and implicitly included in the going enterprise value of the Company. The FASB 141- 142 adjusted goodwill theoretically more accurately reflects the market value of the Company's off balance sheet assets. Royal Precision's primary off balance sheet liability is the environmental exposure associated with acquisition of the Torrington facility. As previously noted, this liability is indemnified by Brunswick Corporation.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


INCOME STATEMENTS

* Royal Precision's Total Sales have declined to $23.6 million for the 12 months ending May 31, 2002, compared to $29.9 million and $30.1 million in fiscal 2001 and 2000, respectively. The 21% decline in sales in 2002, can largely be attributed to a cyclical downturn in golf equipment sales and the general economic recession of the last 12 months. In addition, the Company's weak financial position may have discouraged some OEM purchases.

* Total Cost of Goods Sold as a percent of Total Net Sales for the 12 months ending May 31, 2002 increased to 81.0% from 71.1% and 66.5% in fiscal 2001, 2000 and 1999, respectively. This increase was the result of the allocation of fixed expenses over fewer units produced. Cost of Goods Sold as a percentage of sales is expected to decline with the consolidation of production at the Torrington facility and a rebound in the economy.

* Gross Profit as a percent of Total Sales was 19.0% for the 12 months ending May 31, 2002, decreasing from 28.9% and 33.5% in fiscal 2001 and 2000, respectively.

* Selling, General, and Administrative, as a percent of Total Sales increased to 24.1% for the 12 months ending May 31, 2002, primarily as a result of the decrease in sales. SG&A has ranged from $6.6 million and $6.9 million over the past two fiscal years. SG&A is expected to decrease both as a percent of sales and in absolute dollars as the business is consolidated in Torrington.

* Operating Income was negative $1.2 million during fiscal 2002 compared to a positive $2 million in operating income during fiscal 2001. The business has proven the ability to consistently produce positive operating income during the analysis period beginning in 1998.

* Other Expenses includes all non-cash expenses and expenses that are not directly related to the operation of the business including depreciation, interest, environmental expenses, and restructuring expenses. These expenses totaled $3.2 million during the during fiscal 2002 and included $1.3 million in restructuring expense attributable to the move from Arizona to Torrington.

* Income (Loss) Before Income Taxes has been negative for four out of the past five fiscal years and is negative $4.5 million for fiscal 2002.

* Income Taxes totaled $806,000 for fiscal 2002 as a result of an increase in the valuation allowance on deferred tax assets.

* The $5.9 million Change in Accounting Principle expense is the result of the Company's recognition of impaired goodwill as required by FASB 141 -
     142. Although the Company consulted with investment banking professionals, the FASB 141 - 142 was performed by the Company's management.

* Net Income (Loss) has been negative for three out of the past four fiscal years and is negative $11.2 million for fiscal 2002.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


RATIOS

* The Profitability ratios indicate the Company's declining profitability over the past four fiscal years. Profitability has declined at the gross margin, operating income and net income levels.

* The Asset Management ratios reflect the downturn in Company's business with lower inventory and fixed asset turnover. Average collection period has declined to slightly over 57 days.

* The Leverage ratios indicate that Royal Precision's debt relative to its equity increased substantially over the past 12 months. The negative interest coverage ratio indicates that the Company's operating income does not exceed its interest expense.

* Royal Precision's liquidity ratios, including the current and the quick ratios, confirm the Company's deteriorating liquidity condition. The quick ratio, 0.66, indicates the Company is reliant on inventories for liquidity to meet current liabilities.

COMPARABLE COMPANIES

     As noted in the Comparable Companies section of this memorandum, three companies have been selected to provide financial benchmarks with which to compare Royal Precision. The following analysis compares Royal Precision's ratios for the 12 months ending May 31, 2002 to the average ratios for the comparable companies.

RATIOS

* Royal Precision's Profitability ratios indicate that the Company is more profitable than two of the three comparable companies at the gross margin level. However, Royal Precision's operating income to sales ratio confirms that the Company's operating expenses as a percentage of sales are higher than the comparable companies.

* Royal Precision's Asset Management ratios indicate that the Company's utilization of its assets is generally slightly below the average for the comparable companies. The Company is turning over their fixed assets at a slower rate. Royal Precision is taking longer to collect their receivables than the comparable companies.

* Royal Precision utilizes more financial leverage than the two publicly traded comparable companies. True Temper financial structure reflects the highly levered transaction structure that was used to acquire True Temper.

* The Current and Quick Ratios, as a measure of liquidity, clearly indicate that Royal Precision has less liquidity than the comparable companies.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
                                 Balance Sheets

(In Thousands)

                                                                              May 31,
                                                     -------------------------------------------------------
                                                       2002        2001        2000       1999        1998
                                                     -------------------------------------------------------
Assets
Current Assets
  Cash & Cash Equivalents                            $      6    $     33    $     36   $    184    $     28
  Accounts Receivable, Net                              3,518       4,988       5,100      4,617       4,042
  Inventories                                           4,363       5,920       5,124      4,514       4,049
  Other Current Assets                                    387         215         155        783         314
  Deferred Income Taxes                                     0         224         106        647         265
                                                     -------------------------------------------------------
    Total Current Assets                                8,274      11,380      10,521     10,745       8,698
                                                     -------------------------------------------------------
  Net Property, Plant & Equipment                       5,543       6,004       6,013      4,909       4,496

  Goodwill, Net                                         1,250       7,187       7,629      8,857      10,028
  Deferred Income Taxes                                     0         582         701         70           0
  Other Assets                                            101          54          78         29       2,664
                                                     -------------------------------------------------------
Total Assets                                         $ 15,168    $ 25,207    $ 24,942   $ 24,610    $ 25,886
                                                     =======================================================
Liabilities & Shareholders' Equity
Current Liabilities
  Accounts Payable                                   $  2,197    $  1,534    $  1,714   $  1,839    $  1,769
  Current Portion of LT Liabilities
    & Credit Lines                                      1,272         768         906      1,203       4,509
  Accrued Salaries and Benefits                           520         529       1,290        595         760
  Accrued Restructuring Costs                             376           0           0          0           0
  Accrued Pension Liability                               364         198         176        251           0
  Accrued Environmental Costs                             212         272           0          0           0
  Other Accrued Expenses                                  422         360         417      1,079       1,259
                                                     -------------------------------------------------------
    Total Current Liabilities                           5,363       3,661       4,503      4,967       8,297
    Long-Term Debt                                      5,808       7,705       6,027      6,191       3,262
    Subordinated Debt                                     425           0           0          0           0
                                                     -------------------------------------------------------
      Total Liabilities                                11,596      11,366      10,530     11,158      11,559
Shareholders' Equity
  Common Stock                                             11           6           6          6           6
  Paid In Capital                                      15,491      13,977      13,940     13,897      13,821
  Retained Earnings (Accumulated Loss)                (11,848)       (118)        466       (404)        500
  Accumulated Other Comprehensive Loss                    (82)        (24)          0        (47)          0
                                                     -------------------------------------------------------
    Total Shareholders' Equity                          3,572      13,841      14,412     13,452      14,327
                                                     -------------------------------------------------------
Total Liabilities & Shareholders' Equity             $ 15,168    $ 25,207    $ 24,942   $ 24,610    $ 25,886
                                                     =======================================================
Total Number of Shares Outstanding                     10,955       5,682       5,679      5,667       5,602

Tangible Book Value                                  $  2,322    $  6,654    $  6,783   $  4,595    $  4,299

Working Capital                                      $  2,911    $  7,719    $  6,018   $  5,778    $    401

                                                                            May 31,
                                                      -------------------------------------------------
                                                       2002       2001       2000      1999       1998
                                                         %          %          %         %          %
                                                      -------------------------------------------------
Assets
Current Assets
  Cash & Cash Equivalents                               0.0%       0.1%       0.1%      0.7%       0.1%
  Accounts Receivable, Net                             23.2       19.8       20.4      18.8       15.6
  Inventories                                          28.8       23.5       20.5      18.3       15.6
  Other Current Assets                                  2.6        0.9        0.6       3.2        1.2
  Deferred Income Taxes                                 0.0        0.9        0.4       2.6        1.0
                                                     -------------------------------------------------
    Total Current Assets                               54.5       45.1       42.2      43.7       33.6
                                                     -------------------------------------------------
  Net Property, Plant & Equipment                      36.5       23.8       24.1      19.9       17.4

  Goodwill, Net                                         8.2       28.5       30.6      36.0       38.7
  Deferred Income Taxes                                 0.0        2.3        2.8       0.3        0.0
  Other Assets                                          0.7        0.2        0.3       0.1       10.3
                                                     -------------------------------------------------
Total Assets                                          100.0%     100.0%     100.0%    100.0%     100.0%
                                                     =================================================
Liabilities & Shareholders' Equity
Current Liabilities
  Accounts Payable                                     14.5%       6.1%       6.9%      7.5%       6.8%
  Current Portion of LT Liabilities
    & Credit Lines                                      8.4        3.0        3.6       4.9       17.4
  Accrued Salaries and Benefits                         3.4        2.1        5.2       2.4        2.9
  Accrued Restructuring Costs                           2.5        0.0        0.0       0.0        0.0
  Accrued Pension Liability                             2.4        0.8        0.7       1.0        0.0
  Accrued Environmental Costs                           1.4        1.1        0.0       0.0        0.0
  Other Accrued Expenses                                2.8        1.4        1.7       4.4        4.9
                                                     -------------------------------------------------
    Total Current Liabilities                          35.4       14.5       18.1      20.2       32.1
    Long-Term Debt                                     38.3       30.6       24.2      25.2       12.6
    Subordinated Debt                                   2.8        0.0        0.0       0.0        0.0
                                                     -------------------------------------------------
      Total Liabilities                                76.5       45.1       42.2      45.3       44.7

Shareholders' Equity
  Common Stock                                          0.1        0.0        0.0       0.0        0.0
  Paid In Capital                                     102.1       55.4       55.9      56.5       53.4
  Retained Earnings (Accumulated Loss)                (78.1)      (0.5)       1.9      (1.6)       1.9
  Accumulated Other Comprehensive Loss                 (0.5)      (0.1)       0.0      (0.2)       0.0
                                                     -------------------------------------------------
    Total Shareholders' Equity                         23.5       54.9       57.8      54.7       55.3
                                                     -------------------------------------------------
Total Liabilities & Shareholders' Equity              100.0%     100.0%     100.0%    100.0%     100.0%
                                                     =================================================

Total Number of Shares Outstanding

Tangible Book Value

Working Capital

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
                                Income Statements
(In Thousands)

                                                             Years Ending May 31,
                                          --------------------------------------------------------
                                            2002        2001        2000        1999        1998
                                          --------------------------------------------------------
Net Sales
  Golf Club Shafts                        $ 19,833    $ 26,070    $ 25,559    $ 19,185    $ 21,023
  Golf Club Grips                            3,729       3,927       4,540       4,210       3,699
                                          --------------------------------------------------------
    Total Net Sales                         23,562      29,997      30,099      23,395      24,722

Cost of Sales
  Golf Club Shafts                          16,030      18,363      17,177      12,530      14,432
  Golf Club Grips                            3,058       2,956       2,849       2,251       1,697
                                          --------------------------------------------------------
    Total Cost of Sales                     19,088      21,319      20,026      14,781      16,129

Gross Profit                                 4,474       8,678      10,073       8,614       8,593

Selling, General, & Admin. Expense           5,676       6,589       6,946       5,929       6,269
                                          --------------------------------------------------------
Operating Income                            (1,202)      2,089       3,127       2,685       2,324

Other Expenses (Income)
  Depreciation                                 854         664         672         418         359
  Amortization of Goodwill                       0         442         486         521         390
  Net Interest Expense                         966         888         644         794         605
  Terminated Merger Expense                      0          79           0         975           0
  Environmental Costs                           20         409         105           0           0
  Gain on Termination of Contract                0           0           0        (865)          0
  Restructuring Costs                        1,313           0           0           0           0
  Loss from Discontinued Operation               0           0           0       1,180         531
  Other Expenses (Income)                        0        (319)       (267)       (243)       (168)
  Non Recurring Expenses                       133         477           0           0         842
                                          --------------------------------------------------------
    Total Other Expenses                     3,286       2,640       1,640       2,780       2,559

Income (Loss) Before Income Taxes           (4,488)       (551)      1,487         (95)       (235)

Income Taxes                                   806          33         616         804          28
                                          --------------------------------------------------------
Net Income (Loss) Before Change
  in Accounting Principle                 $ (5,294)   $   (584)   $    871    $   (899)   $   (263)
                                          ========================================================
Change in Accounting Principle            $  5,937    $      0    $      0    $      0    $      0

Net Income (Loss)                         $(11,231)   $   (584)   $    871    $   (899)   $   (263)
                                          --------------------------------------------------------
Capital Expenditures                      $    519    $  1,137    $  2,150    $    640    $    989


                                                             Years Ending May 31,
                                             -------------------------------------------------
                                              2002       2001       2000       1999       1998
                                                %          %          %          %          %
                                             -------------------------------------------------
Net Sales
  Golf Club Shafts                            84.2%      86.9%      84.9%      82.0%      85.0%
  Golf Club Grips                             15.8       13.1       15.1       18.0       15.0
                                             -------------------------------------------------
    Total Net Sales                          100.0%     100.0%     100.0%     100.0%     100.0%

Cost of Sales
  Golf Club Shafts                            68.0       61.2       57.1       53.6       58.4
  Golf Club Grips                             13.0        9.9        9.5        9.6        6.9
                                             -------------------------------------------------
    Total Cost of Sales                       81.0       71.1       66.5       63.2       65.2

Gross Profit                                  19.0       28.9       33.5       36.8       34.8

Selling, General, & Admin. Expense            24.1       22.0       23.1       25.3       25.4
                                             -------------------------------------------------
Operating Income                              (5.1)       7.0       10.4       11.5        9.4

Other Expenses (Income)
  Depreciation                                 3.6        2.2        2.2        1.8        1.5
  Amortization of Goodwill                     0.0        1.5        1.6        2.2        1.6
  Net Interest Expense                         4.1        3.0        2.1        3.4        2.4
  Terminated Merger Expense                    0.0        0.3        0.0        4.2        0.0
  Environmental Costs                          0.1        1.4        0.3        0.0        0.0
  Gain on Termination of Contract              0.0        0.0        0.0       (3.7)       0.0
  Restructuring Costs                          5.6        0.0        0.0        0.0        0.0
  Loss from Discontinued Operation             0.0        0.0        0.0        5.0        2.1
  Other Expenses (Income)                      0.0       (1.1)      (0.9)      (1.0)      (0.7)
  Non Recurring Expenses                       0.6        1.6        0.0        0.0        3.4
                                             -------------------------------------------------
    Total Other Expenses                      13.9        8.8        5.4       11.9       10.4

Income (Loss) Before Income Taxes            (19.0)      (1.8)       4.9       (0.4)      (1.0)

Income Taxes                                   3.4        0.1        2.0        3.4        0.1
                                             -------------------------------------------------
Net Income (Loss) Before Change
  in Accounting Principle                    -22.5%      -1.9%       2.9%      -3.8%      -1.1%
                                             =================================================

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
                         Financial and Operating Ratios

                                                          May 31,
                                          --------------------------------------
                                            2002       2001      2000     1999
                                          --------------------------------------
Profitability
  Gross Margin to Sales                    18.99%     28.93%    33.47%    36.82%
  Operating Income to Sales                -5.10%      6.96%    10.39%    11.48%
  Net Income to Sales                     -22.47%     -1.95%     2.89%    -3.84%

Asset Management (1)
   Asset Turnover                           1.17       1.20      1.21      0.93
   Current Asset Turnover                   2.40       2.74      2.83      2.41
   Inventory Turnover                       4.58       5.43      6.25      5.46
   Fixed Asset Turnover                     4.08       4.99      5.51      4.98
   Net Working Capital Turnover             4.43       4.37      5.10      7.57
   Average Collection Period               65.88      61.37     58.92     67.55

Leverage
   Total Debt to Total Assets (2)           0.85       0.48      0.46      0.50
   Long Term  Debt to Equity                3.25       0.82      0.73      0.83
   Equity to Assets                         0.24       0.55      0.58      0.55
   Interest Coverage Ratio (3)             (1.24)      2.35      4.86      3.38

Liquidity
   Current Ratio                            1.54       3.11      2.34      2.16
   Quick Ratio                              0.66       1.37      1.14      0.97

----------
(1)  Asset Management ratios computed with average balances.
(2)  Includes current portion of long term debt.
(3)  Operating income to net interest expense.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
                       Comparable Companies Balance Sheets

(In Thousands)

                                                  Aldila    Coast Cast   True Temper    Aldila      Coast Cast   True Temper
                                                ------------------------------------   -------------------------------------
                                                6/31/2002   6/31/2002     6/31/2002    6/31/2002    6/31/2002     6/31/2002
                                                                                           %            %             %
                                                ------------------------------------   -------------------------------------
Assets
Current Assets
  Cash & Cash Equivalents                        $  2,364    $ 14,354      $  8,177        6.8%       27.5%          4.3%
  Accounts Receivable, Net                          5,374       8,009        13,459       15.4        15.3           7.1
  Inventories                                       9,448       7,414        13,441       27.1        14.2           7.1
  Prepaid Expenses & Other Current Assets           3,375       3,069         1,749        9.7         5.9           0.9
                                                 ----------------------------------    ---------------------------------
    Total Current Assets                           20,561      32,846        36,826       59.0        62.9          19.5
Property, Plant & Equipment                         6,886      17,945        16,729       19.8        34.3           8.8
Other Assets                                        7,392       1,455        64,269       21.2         2.8          33.9
Goodwill                                                0           0        71,506        0.0         0.0          37.8
                                                 ----------------------------------    ---------------------------------
Total Assets                                     $ 34,839    $ 52,246      $189,330      100.0%      100.0%        100.0%
                                                 ==================================    =================================
Liabilities & Shareholders' Equity
Current Liabilities
  Accounts Payable                               $  3,303    $  2,749      $  4,390        9.5%        5.3%          2.3%
  Other Accrued Expenses & Current Liabilities      2,398       3,070         9,511        6.9         5.9           5.0
                                                 ----------------------------------    ---------------------------------
    Total Current Liabilities                       5,701       5,819        13,901       16.4        11.1           7.3
Total Long Term Liabilities                           309       1,769       114,126        0.9         3.4          60.3
                                                 ----------------------------------    ---------------------------------
      Total Liabilities                             6,010       7,588       128,027       17.3        14.5          67.6

Shareholders' Equity
  Common Stock                                         49           0             0        0.1         0.0           0.0
  Paid In Capital                                  41,983      26,067        40,326      120.5        49.9          21.3
  Retained Earnings (Accumulated Loss)            (13,203)     19,015        20,977      (37.9)       36.4          11.1
  Other Equity Accounts                                 0        (424)            0        0.0        (0.8)          0.0
                                                 ----------------------------------    ---------------------------------
    Total Shareholders' Equity                     28,829      44,658        61,303       82.7        85.5          32.4
                                                 ----------------------------------    ---------------------------------
Total Liabilities & Shareholders' Equity         $ 34,839    $ 52,246      $189,330      100.0%      100.0%        100.0%
                                                 ==================================    =================================

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
                     Comparable Companies Income Statements

(In Thousands)

                                         Aldila       Coast Cast    True Temper      Aldila        Coast Cast      True Temper
                                     -------------------------------------------  ---------------------------------------------
                                     12 Months End  12 Months End  12 Months End  12 Months End   12 Months End   12 Months End
                                       6/30/2002      6/30/2002      6/30/2002      6/30/2002 %     6/30/2002 %     6/30/2002 %
                                       ---------------------------------------      -------------------------------------------
Net Sales                              $  37,092      $  97,894      $ 101,393        100.0%          100.0%           100.0%

Cost of Sales                             31,365         88,230         59,503         84.6            90.1             58.7
                                       ---------------------------------------        --------------------------------------

Gross Profit                               5,727          9,664         41,890         15.4             9.9             41.3

Selling, General, & Admin. Expense         6,804          6,207         12,952         18.3             6.3             12.8
                                       ---------------------------------------        --------------------------------------
Operating Income                          (1,077)         3,457         28,938         (2.9)            3.5             28.5
Other Expenses (Income)
  Depreciation & Amortization              4,140          4,179          4,894         11.2             4.3              4.8
  Net Interest Expense (Income)               68              0         12,469          0.2             0.0             12.3
  Other                                      377           (296)            14          1.0            (0.3)             0.0
Non-Recurring Expenses
  Settlement & Restructuring Expense           0          1,433              0          0.0             1.5              0.0
  Impairment of Goodwill, Trademarks         711          1,750         (1,350)         1.9             1.8             (1.3)
                                       ---------------------------------------        --------------------------------------
Income (Loss) Before Income Taxes         (6,373)        (3,609)        12,911        (17.2)           (3.7)            12.7

Income Taxe Expense (Benefit)                  0          1,343        (12,035)         0.0             1.4            (11.9)
                                       ---------------------------------------        --------------------------------------

Net Income (Loss)                      $  (6,373)     $  (4,952)     $  24,946        -17.2%          -5.1%             24.6%
                                       =======================================        ======================================

Net Capital Expenditures               $     569      $   2,969      $   1,292

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
               Comparable Companies Financial and Operating Ratios

                             Royal Precision  Comparable     Aldila         Coast Cast     True Temper
                              12 Months End   Companies   12 Months End   12 Months End   12 Months End
                                5/31/2002      Average      6/30/2002       6/30/2002       6/30/2002
                                ---------      -------      ---------       ---------       ---------
Profitability
  Gross Margin to Sales           18.99%        22.21%        15.44%          9.87%           41.31%
  Operating Income to Sales       -5.10%         9.72%        -2.90%          3.53%           28.54%

Asset Management (1)
   Asset Turnover                  1.17          0.79          0.53           1.29             0.56
   Current Asset Turnover          2.40          2.09          1.44           1.84             2.99
   Inventory Turnover              4.58          5.11          3.63           6.25             5.46
   Fixed Asset Turnover            4.08          5.05          4.59           4.73             5.83
   Net Working Capital Turnover    4.43          4.10          2.05           3.58             6.68
   Average Collection Period      65.88         44.48         62.77          28.54            42.13

Leverage
   Total Debt to Total Assets      0.85          0.33          0.17           0.15             0.68
   Long Term  Debt to Equity       0.48          0.64          0.01           0.04             1.86
   Equity to Assets                0.24          0.67          0.83           0.85             0.32

Liquidity
   Current Ratio                   1.54          2.54          3.11           2.34             2.16
   Quick Ratio                     0.66          1.16          1.37           1.14             0.97

----------
(1)  Asset Management ratios computed with average balances.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                                      TAB 5


                       VALUATION OF ROYAL PRECISION, INC.

                            SUMMARY OF THE VALUATION
                         DISCOUNTED CASH FLOW VALUATION
                   DISCOUNTED CASH FLOW VALUATION ASSUMPTIONS
                          ORDERLY LIQUIDATION VALUATION

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                          SUMMARY OF THE VALUATION


Valuation Approaches

     The following valuation approaches were considered by The Harman Group:

          *    Discounted Cash Flow
          *    Market Multiples
          *    Capitalization of Dividends
          *    Adjusted Orderly Liquidation Value

     After a review of the valuation approaches and Royal Precision, The Harman Group determined that the Discounted Cash Flow ("DCF") is the approach that provides the appropriate methodology to value the Company as a going enterprise.

     The Market Multiples valuation approach was not selected because of a lack of comparable companies. As discussed in the Selection of Comparable Companies section of this memorandum, there is not a group of comparable companies that can be utilized to reliably apply a market based valuation approach to Royal Precision.

     The Capitalization of Dividends, or potential dividends approach was not selected because dividends are not a reliable indicator of value.

     The Adjusted Orderly Liquidation Value approach was utilized to establish a benchmark floor for the valuation of the Company. The Adjusted Orderly Liquidation Value is not indicative of the value of Royal Precision as a going concern.

Discounted Cash Flow

     The discounted cash flow approach equates the value of a company to the present value of its future cash flows. The steps to applying the discounted cash flow approach are as follows:

     *    Net cash flows are projected for at least five years.

     * The cash flows are discounted by a discount rate or cost of capital to reflect the time value and risk of the cash flows.

     * The cash flow in the last year of the projections is capitalized into a perpetuity value, incorporating a constant growth rate for the years into perpetuity (the "Gordon Growth Model"). The perpetuity value is then discounted back to the present.

     * The sum of the discounted cash flows and perpetuity is the pre-adjusted value of the company.

     * Long-term debt is subtracted from the total DCF value to isolate the value of the equity.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


Discounts and Premiums

     The DCF approach results in the maximum value for the Company's equity operating as a stand-alone entity. This assumes that the Company continues to be operated and managed in the future as it has in the past.

     The DCF equity value represents the value of all or majority equity with control and therefore, is directly applicable to the going private transaction without any premium or discount. Consideration over the DCF equity value can reasonably be considered to be in the range of fairness, from a financial point of view.

DCF Valuation Conclusion

     The DCF valuation approach applied to Royal Precision as of August 30, 2002 indicates the following value per share for Royal Precision:

                                 $0.08 Per Share

Adjusted Orderly Liquidation

     The orderly liquidation value provides a floor value to assess the fairness, from a financial point of view, of the Consideration to be received by the stockholders in the Merger. The orderly liquidation valuation assumes that assets are sold piecemeal in a reasonable time frame and not as a going enterprise. The Harman Group, with the assistance of the Company's management, estimated the secondary market value of the Company's assets. All liabilities are assumed to be paid in full. The orderly liquidation valuation indicates a value for the Company of $-0.11 (negative 11 cents) per share.

     The negative orderly liquidation value is consistent with the analysis of the Company's lender. The Company refinanced its bank debt on August 16, 2002. The Company's chief financial officer ("CFO') reported that the Company's bank considers the value of Royal Precision to be less than the approximate $6.5 million debt currently on the Company's balance sheet. The Company's CFO does not believe that the Company can borrow from traditional lending institutions without guarantees or letters of credit from external sources. Richard P. Johnston and Christopher A. Johnston provided letters of credit for the August 16, 2002 refinancing.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
                   Discounted Cash Flow Valuation Assumptions
                                 August 30, 2002

(In Thousands)

                                   12 Months
                                    Ending
                                   ---------    --------------------------------------------------------------------
                                   2/28/2002      Year 1     Year 2     Year 3     Year 4     Year 5      Perpetuity
                                   ---------    --------------------------------------------------------------------
Sales
  Golf Club Shafts                  $ 19,833
  % Growth                                          2.00%      4.00%      4.00%      4.00%      4.00%
  Golf Club Grips                   $  3,729
  % Growth                                          4.00%      4.00%      4.00%      4.00%      4.00%
                                    --------
                                    $ 23,562
Cost of Goods Sold
  Golf Club Shafts                  $ 16,030
   % of Golf Club Shaft Sales          80.82%      75.00%     73.00%     70.00%     69.00%     68.00%
  Golf Club Grips                   $  3,058
   % of Golf Club Grip Sales           82.01%      75.00%     73.00%     70.00%     69.00%     68.00%
                                    --------    ----------------------------------------------------
                                       81.01%      75.00%     73.00%     70.00%     69.00%     68.00%

Selling, General, & Admin. Expense  $  5,676
   % of Sales                          24.09%      23.00%     22.50%     22.00%     21.00%     20.50%

Depreciation                        $    854    $    590    $   700    $   830    $   980    $ 1,130

Earnings Before Taxes                           $   -108    $   428    $ 1,256    $ 1,732    $ 2,113

Income Tax Rate % Pre-Tax Earnings                 10.00%     10.00%     20.00%     30.00%     42.00%

Taxes - $100,000 Minimum                        $      0    $    43    $   251    $   520    $   888
Depreciation                         $   854    $    590    $   700    $   830    $   980    $ 1,130
Capital Expenditures                 $   519    $    700    $   800    $   900    $ 1,000    $ 1,000
Working Capital Turnover               14.38        9.00       8.00       7.00       7.00       7.00
Working Capital (1)                  $ 1,639    $  2,679    $ 3,134    $ 3,725    $ 3,874    $ 4,029

Cost of Capital                                    13.01%     13.01%     13.01%     13.01%     13.01%        13.01%
Perpetuity Capitalization Rate                                                                               13.01%
Perpetuity Growth Rate                                                                                        4.00%

----------
(1)  Working Capital excludes current portion of debt.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
                   Discounted Cash Flow Valuation Assumptions
                                 Cost of Capital

($ In Thousands)
Royal Precision Debt as of August 30, 2002
August 30, 2002 Prime Rate          4.75%

                                  Interest =    Total Interest
                                   Prime +           Rate            Principal
                                   -------           ----            ----------
FMP - Term 1                        3.75%            8.50%           $ 2,014.55
FMP - Term 2                        3.25%            8.00%           $   300.00
FMP Revolving Line                  3.00%            7.75%           $ 3,737.71
FMP Seasonal Line                   3.00%            7.75%           $     0.00
RG - Revolving Line                 3.00%            7.75%           $   471.01
                                                                     ----------
                                                                     $ 6,523.28
Weighted Average Pre-Tax Cost of Debt                7.56%

Book Value of Equity (1)                                             $ 3,997.00
                                                                     ----------
Total Capitalization                                                 $10,520.28
                                                                     ----------
Cost of Debt Capital

Debt as a Percentage of Total Capital                                     62.01%
Average Marginal Tax Rate                                                 25.00%

Capital Structure Weighted After Tax
  Required Return for Debt                                                 3.51%

Cost of Equity Capital
Equity as a Percentage of Total Capital                                   37.99%
Required Return for Equity                                                25.00%

Capital Structure Weighted Required Return for Equity                      9.50%
                                                                      ---------
Total Cost of Capital                                                     13.01%
                                                                      ---------

----------
(1)  Equity includes Subordinated debt that was converted to equity in August
     2002.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
                         Discounted Cash Flow Valuation
                                 August 30, 2002

(In Thousands, Except Per Share)

                                    12 Months
                                     Ending
                                    ---------     --------------------------------------------------------------------
                                    5/30/2002      Year 1      Year 2      Year 3      Year 4      Year 5   Perpetuity
                                    ---------     --------------------------------------------------------------------
Sales
  Golf Club Shafts                   $ 19,833     $ 20,230    $ 21,039    $ 21,880    $ 22,756    $ 23,666
   % Sales Growth                                      2.0%        4.0%        4.0%        4.0%        4.0%
  Golf Club Grips                    $  3,729     $  3,878    $  4,033    $  4,195    $  4,362    $  4,537
   % Sales Growth                                      4.0%        4.0%        4.0%        4.0%        4.0%
                                     --------     --------------------------------------------------------
    Total Sales                      $ 23,562     $ 24,108    $ 25,072    $ 26,075    $ 27,118    $ 28,203
Cost of Goods Sold
  Golf Club Shafts                   $ 16,030     $ 15,172    $ 15,358    $ 15,316    $ 15,701    $ 16,093
   % of Golf Club Shaft Sales            80.8%        75.0%       73.0%       70.0%       69.0%       68.0%
  Golf Club Grips                    $  3,058     $  2,909    $  2,944    $  2,936    $  3,010    $  3,085
   % of Golf Club Grip Sales             82.0%        75.0%       73.0%       70.0%       69.0%       68.0%
                                     --------     --------------------------------------------------------
Gross Profit                         $  4,474     $  6,027    $  6,769    $  7,823    $  8,407    $  9,025

Selling, General, & Admin. Expense   $  5,676     $  5,545    $  5,641    $  5,737    $  5,695    $  5,782
   % of Sales                            24.1%        23.0%       22.5%       22.0%       21.0%       20.5%
                                     --------     --------------------------------------------------------
Operating Income                     $ (1,202)    $    482    $  1,128    $  2,086    $  2,712    $  3,243

Depreciation                         $    854     $    590    $    700    $    830    $    980    $  1,130
                                                  --------------------------------------------------------

Earnings Before Taxes                $ (2,056)    $   -108    $    428    $  1,256    $  1,732    $  2,113

Tax Expense                                       $      0    $     43    $    251    $    520    $    888
                                                  --------------------------------------------------------

Net Income                                        $   -108    $    385    $  1,005    $  1,212    $  1,226

Cash Flow
Depreciation                                      $    590     $    700    $    830    $    980   $  1,130
                                                  --------------------------------------------------------

Operating Cash Flow                              $    482     $  1,085    $  1,835    $  2,192    $  2,356

Less:  Capital Expenditure                       $    700     $    800    $    900    $  1,000    $  1,000
Less:  Increase in Working Capital                  1,040          455         591         149         155
                                                 ---------------------------------------------------------

Net Cash Flow From Operations                    $ (1,257)    $   -170    $    344    $  1,043    $  1,201    $ 13,323

Net Present Value Of Cash Flow                   $ (1,113)    $   -133    $    238    $    640    $    651    $  7,227

Total Net Present Value              $  7,511

Less: Long Term Debt (1)             $  6,523

Value Per Share (2)                  $   0.08
                                     ========

----------
(1)  Includes current portion of long term as of 5/31/02.
(2)  Based on 12,718,877 shares outstanding.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                     Royal Precision, Inc. and Subsidiaries
                       Estimated Orderly Liquidation Value
                                 August 30, 2002

(In Thousands, except Per Share)

                                                   Balance Sheet                   Liquidation
Working Capital (1)                                    Value      % Recovery (2)      Value
-------------------                                    -----      --------------      -----
Assets
Current Assets
  Cash & Cash Equivalents                              $  147          100%          $   147
  Accounts Receivable, Net                              2,609           90%            2,348
  Inventories
    Raw Materials                                         327           50%              164
    Work in Process                                     1,265           25%              316
    Finnished Goods                                     2,024           80%            1,619
  Other Current Assets                                    281           50%              140
                                                                                     -------
    Total Current Assets                                                             $ 4,735
Current Liabilities
  Accounts Payable                                      1,907          100%          $ 1,907
  Accrued Salaries and Benefits                           369           85%              314
  Accrued Restructuring Costs                             262          100%              262
  Accrued Pension Liability                               391          100%              391
  Accrued Environmental Costs                             179          100%              179
  Other Accrued Expenses                                  419          100%              419
                                                                                     -------
    Total Current Liabilities                                                        $ 3,472
                                                                                     -------
Net Working Capital                                                                  $ 1,263

Other Assets and Liabilities
----------------------------
Property, Plant, Equipment & Other
  Land                                                 $  123          100%          $   123
  Furniture, Fixtures and Office Equip                    191           50%               96
  Building and Improvements                               768           90%              691
  Machinery and Equipment                               3,510           60%            2,106
  Equipment Held for Sale                                 117           70%               82
  Construction in Progress                                675           20%              135
  Other Assets                                            125           50%               62
Patents, Intellectual Property, Trade Names (3)         1,250           50%              625
                                                                                     -------
    Total                                                                            $ 3,920

Total Debt as of August 30, 2002                       $6,523          100%          $ 6,523
                                                                                     -------


Total Estimated Liquidation Value                                                    $-1,340

Estimated Liquidation Value / Share                                                  $  0.11
                                                                                     -------

----------
(1) Financial information as of August 30, 2002 provided by the Company's management.
(2)  Estimated by The Harman Group and the Company's management.
(3) The liquidation value of the Company's patents, intellectual property, and trade names is estimated by The Harman Group. The estimated value is purely illustrative and is not based on detailed analysis or valuation of these assets. Actual values achieved in an orderly liquidation may differ substantially from these values.

              Opinion and Report of The Harman Group Finance, Inc.
               to the Board of Directors of Royal Precision, Inc.
                         September 12, 2002 (Continued)


                            LIMITING CONDITIONS

     This analysis and memorandum is subject to the following limiting conditions:

     * Information, estimates, and opinions contained in this memorandum are obtained from sources considered reliable; however, no liability for such sources is assumed by The Harman Group.

     * Possession of this memorandum, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purpose by anyone other than Royal Precision, Inc. without the previous written consent of The Harman Group or Royal Precision, Inc. and, in any event, only with proper attribution to The Harman Group.

     * The Harman Group is not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to Royal Precision, Inc. or this Fairness Opinion, unless previous arrangements have been made.

     * This Fairness Opinion may not be used out of the context presented herein and is valid only for the date, September 12, 2002, specified herein and only for the purpose specified herein.